Exhibit 99.1

GrowGeneration Reports Record Q3 2019 Revenues and Net Income

Company Raises Revenue Guidance to $74M-$76M

DENVER, CO, November 11, 2019 /PRNewswire/ - GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers, with currently 25 locations, today reported financial results for its quarter ended September 30, 2019.

Q3 2019 Financial Highlights:

●	Net income of $1,049,699 for Q3 2019 compared to a net loss of $(784,573) for Q3 2018, an increase of $1.8 million.
●	Adjusted EBITDA of $2,046,730 for Q3 2019 compared to adjusted EBITDA of $(71,584) for Q3 2018, an increase of $2.1 million.
●	GAAP earnings of $.03 per share for Q3 2019 and $.07 per share year to date, basic.
●	NON-GAAP adjusted earnings per share of $.06 per share for Q3 2019 and $.14 per share year to date, basic.
●	Revenue of $21.8 million up $13.4 million or 159% over Q3 2018 revenues of $8.4 million.
●	For the nine-month period ended September 30, 2019, revenue was $54.3 million versus $19.9 million for the same period 2018.
●	Same store sales were up 48% for Q3 2019 versus Q3 2018.
●	Gross profit margin percentage was 29.9% for Q3 2019 compared to 25.7% for Q3 2018.
●	Store operating costs, as a percentage of revenue, have declined to 12.6% for Q3 2019 compared to 16.8% for Q3 2018.
●	Corporate overhead, as a percentage of revenue declined to 12%,(8.3% excluding non-cash) for Q3 2019 compared to 16% of revenue for Q3 2018.
●	The Company had $16 million in cash and cash equivalents at September 30, 2019.
●	As of September 30, 2019, the Company had working capital of $30.4 million compared to working capital of $21.6 million at December 31, 2018.
●	For the nine-month period ended September 30, 2019, the Company acquired and opened 8 stores, one in Denver, CO, Palm Springs, CA, Reno, NV, Grand Rapids, MI and two in Maine and opened new store locations in Tulsa, OK and Brewer, ME. In the 4th quarter, the Company plans to open its 24th and 25th locations in Oklahoma.
●	Tony Sullivan appointed Executive Vice President and Chief Operating Officer of GrowGeneration. Tony most recently served as Executive Vice President and Chief Operating Officer of Forman Mills, a $300 million business, Dollar Express, a $500 million carve-out of 330 Family Dollar stores in 36 states, and 20+ years at Foot Locker Inc. leading 2100 + stores over $2.5B in sales as VP Store Operations.
●	All convertible debt has been converted to equity as of September 30, 2019

Darren Lampert, Co-Founder and CEO, said, “the Company’s third quarter financial results reflect our continued focus on revenue growth and EBITDA expansion. We continue to invest in technology and infrastructure, while improving the financial performance of the Company in all areas. Revenue was up 159% year over year to $21.8 million. Adjusted EBITDA was approximately $2.0 million, with adjusted EPS at a positive $.06. Our same store sales were up 48% versus Q3 2018. We generated triple-digit growth in Colorado, Michigan and Nevada and double-digit growth in all other markets. Our online business rose over 1000% for the same period year over year. GrowGeneration Management Corp, our commercial division, is now approaching a $5.0 million per quarter segment of our business. Gross profit margins increased 420 basis points, to 29.9%. Gross profit dollars were $6.5 million for the 3rd quarter 2019, an increase of $4.3 million versus the same period year over year. With our significant top and bottom-line growth, we were able to reduce our store operating expenses by 25% and our corporate overhead by over 25 % as a percentage of our revenue. The Company continues the rollout of its new ERP platform, adding our California, Michigan, Maine, Oklahoma, Nevada and Rhode Island stores to our ERP system in 2019.  The GrowGen ERP platform is designed to lower costs, improve departmental productivity, integrate our online and store sales and supply channels and provides forecasting and reporting tools. All of our current store operations will be on our ERP platform by the end of 2019.

The newly acquired stores and new store openings are all performing better than expected and have been successfully integrated into the operations of the overall Company. With our success in Oklahoma, the Company has signed 2 new leases and is opening its 24th and 25th locations in Q4 2019. The Company has nearly $16.0 million in cash, which will allow the Company to close new acquisitions targets expected to close in the fourth quarter of 2019 and into 2020. The Company is also investing in opening new store locations. We have filed our NASDAQ application and expect to have an update shortly. We are raising our revenue guidance for 2019 revenue to $74M-76M and non-GAAP adjusted EBITDA of $.14-$.18 per share, based on 35.7 million shares outstanding.”

Key Performance Metrics:

	Three Months Ended September 30,
	2019	2018

Sales	100.0%	100.0%
Cost of sales	70.1%	74.3%
Gross profit	29.9%	25.7%
Operating expenses
Store operations	12.6%	16.8%
G and A, excluding non-cash	8.3%	10.0%
Total operating expenses, excluding non-cash	20.9%	26.8%
Income (loss) from operations, excluding non-cash	9%	(1.1)%
Other income (expense), non-cash	.4%	.3%
Adjusted EBITDA	9.4%	(.8)%

Summary of Q3 2019 and Q3 2018 results:

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	$ Variance	% Variance
Net revenue	$21,778,487	$8,406,255	$13,372,232	159%
Cost of goods sold	15,276,906	6,249,129	9,027,777	144%
Gross profit	6,501,581	2,157,126	4,344,455	201%
Operating expenses	5,369,740	2,732,337	2,637,403	96%
Operating income (loss)	1,131,841	(575,211)	1,707,052
Other income (expense)	(82,142)	(209,362)	127220	(61)%
Net income (loss)	$1,049,699	$(784,573)	$1,834,272

Net revenue for the three months ended September 30, 2019 increased approximately $13.4 million, or 159%, to approximately $21.8 million, compared to approximately $8.4 million for the three months ended September 30, 2018. The increase in revenues in 2019 was primarily due to 1) the addition of 10 new stores opened or acquired after October 1, 2018 which has sales of $3.9 million in Q3 2019, 2) the acquisition of a new store in mid-July 2018 that had sales of $2.3 million in Q3 2019 compared to sales of $1.6 million in Q3 2018 and 3) the new e-commerce site acquired in mid-September 2018 which had revenues of $1.4 million in Q3 2019 compared to $122,000 in Q3 2018. The Company also had an increase in same store sales comparing Q3 to 2018 to Q3 2019 of $2.7 million as detailed in a chart below. The chart directly below shows sales by market for the three months ended September 30, 2019 and 2018. The Company also consolidated some stores in 2019 and 2018, primarily in Colorado and California that had revenues of $58.000 for the three months ended September 30, 2019 and approximately $1.1 million for the three months ended September 30, 2018.

The Company currently continues to focus on eight (8) markets and the new e-commerce site noted below and the growth opportunities that exist in each market. We continue to focus on new store acquisitions, proprietary products and the continued development of our online and Amazon sales.

	Sales by Market
	Three Months Ended	Three Months Ended
	September 30, 2019	September 30, 2018	Variance	% Variance
Colorado	$4,155,797	$1,617,685	$2,538,412	157%
California	4,467,368	2,682,616	1,784,752	67%
Rhode Island	2,177,808	1,114,306	1,063,502	95%
Michigan	2,259,115	1,101,356	1,157,759	105%
Nevada	1,159,576	491,294	668,282	136%
Washington	310,699	219,434	91,265	42%
Oklahoma	3,361,443	-	3,361,443	-
Maine	2,446,501	-	2,446,501	-
E-commerce	1,381,677	121,537	1,260,140	1003%
Closed/consolidated locations	58,503	1,058,327	(999,824)	(95)%
Total revenues	$21,778,487	$8,406,255	$13,372,232	159%

Cost of goods sold for the three months ended September 30, 2019 increased approximately $9.0 million, or 144%, to approximately $15.3 million, as compared to approximately $6.2 million for the three months ended September 30, 2018. The increase in cost of goods sold was primarily due to the 159% increase in sales comparing the three months ended September 30, 2019 to the three months ended September 30, 2018. The increase in cost of goods sold is directly attributable to the increase in the number of stores as discussed above.

Gross profit was approximately $6.5 million for the three months ended September 30, 2019, compared to approximately $2.2 million for the three months ended September 30, 2018, an increase of approximately $4.3 million or 201%. Gross profit as a percentage of sales was 29.9% for the three months ended September 30, 2019, compared to 25.7% for the three months ended September 30, 2018. The increase in the gross profit margin percentage is due to (1) reduced pricing from vendors as a result of our increasing purchases from those vendors, (2) the sales of product acquired in a large bulk purchase in the first quarter of 2019 at a substantial discount , and (3) the positive impact of the successful implementation of our ERP system designed to lower costs, integrate our online and store sale and supply channels, improve departmental productivity, and provide forecasting and reporting tools.

Operating expenses are comprised of store operations, primarily payroll, rent and utilities, and corporate overhead. Store operating costs were approximately $2.7 million for the three months ended September 30, 2019 and approximately $1.4 million for the three months ended September 30, 2018, an increase of approximately $1.3 million or 94%. The increase in store operating costs was directly attributable to the addition of eight (8) new locations that were acquired in 2019, two locations acquired in June and July 2018 for which there were only partial sales in 2018, and two new stores opened in new markets in 2019 that were not open for any portion of the three months ended September 30, 2018. In addition to the new stores opened or acquired in 2019, as discussed above, we acquired 8 stores at various times in 2018, opened a new store in October 2018, and acquired our new e-commerce site in mid-September 2018. Effective April 1, 2019 we opened two warehouse facilities. The addition of these new stores, discussed above, and the two new warehouse facilities were the primary reasons for the increase in store operating costs. Store operating costs as a percentage of sales were 12.6% for the three months ended September 30, 2019, compared to 16.8% for the three months ended September 30, 2018. Store operating costs were positively impacted by the acquisitions of new stores in 2018 and 2019 which have lower percentage of operating costs to revenues due to their larger size and higher volume. In addition, same store sales increased 48% comparing the quarter ended September 30, 2019 to the quarter ended September 30, 2018. The net impact, as noted above, was lower store operating costs as a percentage of revenues.

Corporate overhead, comprised of general and administrative costs, share based compensation, depreciation and amortization and corporate salaries, was approximately $2.6 million for the three months ended September 30, 2019, compared to approximately $1.3 million for the three months ended September 30, 2018. Corporate overhead was 12% of revenue for the three months ended September 30, 2019 and 16% for the three months ended September 30, 2018. The increase in salaries expense from 2018 to 2019 was due primarily to the increase in corporate staff to support expanding operations, including purchased store integrations, accounting and finance, information systems, purchasing and commercial sales staff. It should be noted that when we consummate a new acquisition, purchasing and back office accounting functions are stripped from the new acquisitions and those functions are absorbed into our existing centralized purchasing and accounting and finance departments, thus delivering cost savings. Corporate salaries and related payroll costs as a percentage of sales were 4.7% for the three months ended September 30, 2019 compared to 5.5% for the three months ended September 30, 2018. General and administrative expenses comprised mainly of advertising and promotions, travel & entertainment, professional fees and insurance, were approximately $804,000 for the three months ended September 30, 2019 and approximately $375,000 for the three months ended September 30, 2018, with a majority of the increase related to advertising and promotion, travel and entertainment and legal fees. General and administrative costs as a percentage of revenue were 3.7% for the three months ended September 30, 2019, and 4.5% for the three months ended September 30, 2018. As noted earlier, corporate overhead, which includes non-cash expenses consisting primarily of depreciation and share based compensation, was approximately $801,000 for the three months ended September 30, 2019, compared to approximately $481,000 for the three months ended September 30, 2018.

Balance Sheet Summary

As of September 30, 2019, we had working capital of approximately $30.4 million, compared to working capital of approximately $21.6 million as of December 31, 2018, an increase of approximately $8.8 million. The increase in working capital from December 31, 2018 to September 30, 2019 was due primarily to 1) proceeds from the sales of common stock and exercise of warrants totaling approximately $14.1 million during the nine months ended September 30, 2019 offset by 2) the application of a new accounting standard related to accounting for operating leases which resulted in a $1.6 million increase in current liabilities. At September 30, 2019, we had cash and cash equivalents of approximately $16 million. As of the date of this filing, we believe that existing cash and cash equivalents are sufficient to fund existing operations for the next twelve months.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended
	September 30, 2019	September 30, 2018
Net income (loss)	$1,049,699	$(784,573)
Interest	27,067	(4,795)
Depreciation and Amortization	247,715	114,159
EBITDA	1,324,481	(675,209)
Non-cash operating lease expense	54,547	-
Share based compensation (option compensation, warrant compensation, stock issued for services)	553,492	367,098
Amortization of debt discount	114,210	236,527

Adjusted EBITDA	$2,046,730	$(71,584)

Adjusted EBITDA per share, basic	$.06	$-
Adjusted EBITDA per share, diluted	$.05	$-

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 25 stores, which include 5 locations in Colorado, 5 locations in California, 2 locations in Nevada, 1 location in Washington, 4 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, and 3 locations in Maine. GrowGen also operates an online superstore for cultivators, located at HeavyGardens.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

●	Website: www.GrowGeneration.com
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenOK
●	Instagram: @growgen

GROWGENERATION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash	$15,982,681	$14,639,981
Accounts receivable, net of allowance for doubtful accounts of $119,237 at September 30, 2019 and $133,288 at December 31, 2018	2,170,362	862,397
Inventory	19,383,839	8,869,469
Prepaid expenses and other current assets	2,370,439	606,037
Total current assets	39,907,321	24,977,884

Property and equipment, net	3,118,482	1,820,821
Operating leases right-of-use assets, net	7,667,538	-
Intangible assets, net	226,974	114,155
Goodwill	17,102,038	8,752,909
Other assets	394,151	227,205
TOTAL ASSETS	$68,416,504	$35,892,974

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,957,782	$1,819,411
Other accrued liabilities	9,829	40,151
Payroll and payroll tax liabilities	991,075	410,345
Customer deposits	927,134	516,038
Sales tax payable	463,315	191,958
Current maturities of operating leases right-of-use assets	1,935,129	-
Current maturities of long-term debt	207,582	436,813
Total current liabilities	9,491,846	3,414,716

Long-term convertible debt, net of debt discount and debt issuance costs	-	2,044,113
Operating leases right-of-use assets, net of current maturities	5,869,512	-
Long-term debt, net of current maturities	264,779	375,626
Total liabilities	15,626,137	5,834,455

Commitments and contingencies

Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 36,652,105 and 27,948,609 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	36,652	27,949
Additional paid-in capital	59,178,587	38,796,562
Accumulated deficit	(6,424,872)	(8,765,992)
Total stockholders’ equity	52,790,367	30,058,519
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$68,416,504	$35,892,974

GROWGENERATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

Sales	$21,778,487	$8,406,255	$54,349,092	$19,939,572
Cost of sales	15,276,906	6,249,129	38,340,670	14,863,600
Gross profit	6,501,581	2,157,126	16,008,422	5,075,972
Operating expenses:
Store operations	2,744,199	1,415,150	7,360,525	3,456,960
General and administrative	803,707	375,002	1,928,020	1,137,910
Share based compensation	553,492	367,098	1,075,735	920,446
Depreciation and amortization	247,715	114,159	538,847	230,070
Salaries and related expenses	1,020,627	460,928	2,449,733	1,187,738
Total operating expenses	5,369,740	2,732,337	13,352,860	6,933,124

Income (loss) from operations	1,131,841	(575,211)	2,655,562	(1,857,152)

Other income (expense):
Interest expense	(27,067)	4,795	(35,757)	(14,535)
Interest income	60,973	23,584	95,256	53,211
Other income (loss)	(1,838)	(1,214)	(17,635)	8,102
Amortization of debt discount	(114,210)	(236,527)	(356,306)	(858,624)
Total non-operating expense, net	(82,142)	(209,362)	(314,442)	(811,846)

Net income (loss)	$1,049,699	$(784,573)	2,341,1204	$(2,668,998)

Net income (loss) per shares, basic	$.03	$(.03)	$.07	$(.12)
Net income (loss) per shares, diluted	$.03	$(.03)	$.06	$(.12)

Weighted average shares outstanding, basic	35,707,788	25,646,011	31,523,679	22,056,665
Weighted average shares outstanding, diluted	41,713,369	25,646,011	37,529,260	22,056,665